Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS REPORTS FOURTH QUARTER

AND FULL YEAR 2021 RESULTS

Work Truck Attachments Delivered Strong Fourth Quarter and Full Year Performance

Fourth Quarter 2021 Highlights:

●	Produced Net Sales of $152.9 million & Net Income of $8.8 million

●	Delivered Adjusted EBITDA of $19.9 million

●	Board authorized $50 million share repurchase program

●	Announced 1Q22 quarterly dividend increase to $0.29 per share

February 21, 2022 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the fourth quarter and full year ended December 31, 2021.

“Our Work Truck Attachments segment produced a strong fourth quarter, which capped off a tremendous year for the segment,” noted Bob McCormick, President and CEO. “The supply chain and inflationary headwinds impacting many sectors of the economy continue to disrupt our Solutions segment, hindering our ability to receive and upfit work trucks efficiently. We expect the restricted flow of chassis to continue in the first half of 2022, before starting to improve in the second half of the year. Demand trends remain strong across both segments, and we are primed and ready to execute as the macroeconomic headwinds subside.”

Consolidated Fourth Quarter 2021 Results

$ in millions (except Margins & EPS)	Q4 2021	Q4 2020
Net Sales	$152.9	$158.2
Gross Profit Margin	23.7%	30.2%

Income from Operations	$13.0	$27.9
Net Income	$8.8	$18.2
Diluted EPS	$0.37	$0.78

Adjusted EBITDA	$19.9	$33.2
Adjusted EBITDA Margin	13.0%	21.0%
Adjusted Net Income	$10.0	$18.2
Adjusted Diluted EPS	$0.42	$0.78

Douglas Dynamics – Fourth Quarter and Full Year 2021

●	Fourth quarter Net Sales were similar to last year with another strong performance at Work Truck Attachments, driven by pricing actions and strength in retail activity, being offset by supply chain constraints significantly impacting performance at Work Truck Solutions.

Work Truck Attachments Segment Fourth Quarter 2021 Results

$ in millions (except Adjusted EBITDA Margin)	Q4 2021	Q4 2020
Net Sales	$97.7	$83.0
Adjusted EBITDA	$22.2	$24.0
Adjusted EBITDA Margin	22.7%	28.9%

●	Net Sales increased approximately 18% to a record $97.7 million, due primarily to the strong retail activity and higher prices due to inflationary pressures.

●	Results were strong despite the lack of snowfall in core markets during the fourth quarter, partly driven by increased demand for non-truck products and ice control equipment.

●	Adjusted EBITDA and Adjusted EBITDA margins were lower due to a higher mix of non-truck snow and ice control products as a proportion of net sales and a return to normal spending compared to an unusually low level in 2020.

Work Truck Solutions Segment Fourth Quarter 2021 Results

$ in millions (except Adjusted EBITDA Margin)	Q4 2021	Q4 2020
Net Sales	$55.2	$75.2
Adjusted EBITDA	$(2.3)	$9.2
Adjusted EBITDA Margin	-4.1%	12.2%

●	Net Sales declined compared to the prior year due to the continued supply chain disruption of chassis and component supply.

●	The decline in Adjusted EBITDA was a result of lower volumes and the higher costs experienced with supply chain interruptions and labor inefficiency.

●	Inflationary pressures also outpaced price realization, particularly at Henderson, which negatively impacted profitability during the quarter.

●	Henderson closed two upfit operations during the quarter, which reflects the focus on reducing fixed costs while capitalizing on more efficient operations at the remaining upfit facilities. An impairment charge of approximately $1.2 million was recorded and is included as a non-recurring adjustment to EBITDA.

Douglas Dynamics – Fourth Quarter and Full Year 2021

Consolidated Full Year 2021 Results

$ in millions (except Margins & EPS)	FY 2021	FY 2020
Net Sales	$541.5	$480.2
Gross Profit Margin	26.2%	26.7%

Income (Loss) from Operations	$51.1	$(75.1)
Net Income (Loss)	$30.7	$(86.6)
Diluted EPS	$1.29	$(3.81)

Adjusted EBITDA	$79.5	$74.9
Adjusted EBITDA Margin	14.7%	15.6%
Adjusted Net Income	$39.4	$27.8
Adjusted Diluted EPS	$1.67	$1.18

●	Full year Net Sales increased by approximately 13% compared to net sales in 2020, driven by higher volumes at Work Truck Attachments and price increases across both segments.

●	Net Income of $30.7 million in 2021 compares to full year Net Loss of $86.6 million in the prior year as 2020 results were impacted by an impairment charge of $127.9 million related to a goodwill impairment that was recorded in the second quarter of 2020.

●	Adjusted EBITDA was $79.5 million, an increase of $4.6 million over the prior year.

●	Adjusted Net Income for the year was $39.4 million, an increase compared to $27.8 million in the prior year.

●	The increase in selling, general and administrative expenses primarily relates to higher incentive-based compensation, as well as a return to more normalized discretionary spending in our Attachments segment. In addition, a large portion of the increase relates to non-cash or non-recurring items added back to Adjusted EBITDA.

●	Interest expense decreased to $11.8 million, compared to $20.2 million in the prior year, following the successful refinancing of credit facilities in the second quarter.

●	The effective tax rate was 11.3%, compared to (12.4%) in the prior year. The effective tax rate in 2021 was favorably impacted by the outcome of ongoing state tax audits and the effective tax rate in 2020 was lower due to the impairment of nondeductible goodwill.

Work Truck Attachments Segment Full Year 2021 Results

$ in millions (except Adjusted EBITDA Margin)	FY 2021	FY 2020
Net Sales	$325.7	$252.8
Adjusted EBITDA	$77.4	$62.5
Adjusted EBITDA Margin	23.8%	24.7%

●	Record Net Sales for Work Truck Attachments were higher in 2021 compared to the prior year based on consistently stronger end user demand during the year and price realization.

●	Adjusted EBITDA for the segment increased due to increased end user demand and pandemic disruption that negatively impacted 2020 results.

Douglas Dynamics – Fourth Quarter and Full Year 2021

Work Truck Solutions Segment Full Year 2021 Results

$ in millions (except Adjusted EBITDA Margin)	FY 2021	FY 2020
Net Sales	$215.7	$227.3
Adjusted EBITDA	$2.2	$12.4
Adjusted EBITDA Margin	1.0%	5.4%

●	Results at Work Truck Solutions were lower in 2021 compared to the prior year due to supply chain constraints and inflationary pressures, which hindered chassis and component supply and the ability to perform upfits efficiently.

●	Work Truck Solutions demand indicators remain strong, as evidenced by the record backlog entering 2021 continuing to increase sequentially each quarter, ending the year at more than double the prior year record.

Capital Allocation & Liquidity

●	A quarterly cash dividend of $0.285 per share of the Company's common stock was declared on December 9, 2021, and paid on December 31, 2021, to stockholders of record as of the close of business on December 21, 2021.

●	The Board of Directors also approved and declared a quarterly cash dividend of $0.29 per share for the first quarter of 2022. The declared dividend will be paid on March 31, 2022 to stockholders of record as of the close of business on March 18, 2022.

●	In addition, the Board approved a $50 million share repurchase authorization through which purchases can be made in the open market and through privately negotiated transactions, subject to market conditions. This authorization does not have an expiration date.

●	Net Cash Provided by Operating Activities for 2021 increased to $60.5 million from $53.4 million during 2020 driven by yet another year of strong collections.

●	Free Cash Flow for full year 2021 increased to $49.3 million from $38.8 million for full year 2020.

●	Refinanced existing $375 million in senior secured credit facilities in the second quarter of 2021 with a new $225 million Term Loan A facility and $100 million senior secured revolving credit facility due June 2026.

●	As of December 31, 2021, Douglas Dynamics maintained $136.1 million of total liquidity, comprised of $37.0 million in cash and cash equivalents and borrowing availability of $99.1 million under its revolving credit facility.

“Over the past two years, we have been able to consistently generate significant free cash flow under even these most difficult operating conditions,” explained Sarah Lauber, CFO. “Therefore, we were able to continue our track record of increasing our dividend once again this year, while at the same time initiating a $50 million share buyback program, further demonstrating our commitment to deploy excess capital.”

Douglas Dynamics – Fourth Quarter and Full Year 2021

Outlook

The 2022 financial outlook is as follows:

●	Net Sales are expected to be between $570 million and $630 million.

●	Adjusted EBITDA is predicted to range from $70 million to $100 million.

●	Adjusted Earnings Per Share are expected to be in the range of $1.25 per share to $2.15 per share.

●	The effective tax rate is expected to be approximately 25% to 26%.

●	The outlook assumes relatively stable to improving economic conditions, chassis supply comparable to 2021, limited pandemic disruptions, and that Company’s core markets will experience average snowfall levels.

McCormick explained, “Our guidance reflects continued strength in our Attachments segment, building upon their outstanding performance in 2021. Importantly, demand remains strong across both segments, having set record backlog levels in the Solutions segment on a quarterly basis. However, macroeconomic headwinds will continue to challenge our Solutions segment in the coming quarters, with improvements expected in the second half of 2022 as work truck chassis supply starts to increase.”

“The long-term financial goals we first issued in the fourth quarter of 2019 were promptly disrupted by the pandemic and the subsequent chassis and component shortages. However, as external challenges start to ease, we are well positioned to resume our march towards our goal of producing $3.00 or more of adjusted earnings per share, which we now expect to reach in 2025, just two years later than our original plan.”

Earnings Conference Call Information

The Company will host a conference call on Tuesday, February 22, 2022 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial (877) 369-6591 domestically, or (253) 237-1176 internationally.

The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Douglas Dynamics – Fourth Quarter and Full Year 2021

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, and Free Cash Flow.  The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies.  Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, severance, restructuring charges, certain purchase accounting expenses, impairment charges, expenses related to debt modifications, loss on extinguishment of debt, and incremental costs incurred related to the COVID-19 pandemic. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income (loss) and earnings (loss) per share (as defined by GAAP), excluding the impact of stock based compensation, severance, restructuring charges, non-cash purchase accounting adjustments, impairment charges, expenses related to debt modifications, loss on extinguishment of debt, certain charges related to unrelated legal fees and consulting fees, incremental costs incurred related to the COVID-19 pandemic, and adjustments on derivatives not classified as hedges, net of their income tax impact. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results.  Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Douglas Dynamics – Fourth Quarter and Full Year 2021

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less capital expenditures.  Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income (Loss) and Net Cash Provided By (Used in) Operating Activities.  We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

With respect to the Company’s 2022 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as the COVID-19 pandemic, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of steel or other materials, including as a result of supply chain shortages or tariffs, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions or any future acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2020 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Douglas Dynamics – Fourth Quarter and Full Year 2021

Financial Statements

Douglas Dynamics, Inc.
Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2021	2020
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,964	$41,030
Accounts receivable, net	71,035	83,195
Inventories	104,019	79,482
Inventories - truck chassis floor plan	2,655	8,146
Refundable income taxes paid	1,222	-
Prepaid and other current assets	4,536	5,334
Total current assets	220,431	217,187

Property, plant, and equipment, net	66,787	64,320
Goodwill	113,134	113,134
Other intangible assets, net	142,109	152,791
Operating lease - right of use asset	18,462	21,441
Non-qualified benefit plan assets	10,347	9,041
Other long-term assets	1,206	1,288
Total assets	$572,476	$579,202

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$27,375	$16,284
Accrued expenses and other current liabilities	36,126	30,831
Floor plan obligations	2,655	7,885
Operating lease liability - current	4,623	4,326
Income taxes payable	-	5,214
Current portion of long-term debt	11,137	1,666
Total current liabilities	81,916	66,206

Retirement benefits and deferred compensation	17,170	15,804
Deferred income taxes	29,789	26,681
Long-term debt, less current portion	206,058	236,676
Operating lease liablility - noncurrent	15,408	17,434
Other long-term liabilities	7,525	16,197

Total stockholders' equity	214,610	200,204
Total liabilities and stockholders' equity	$572,476	$579,202

Douglas Dynamics – Fourth Quarter and Full Year 2021

Douglas Dynamics, Inc.

Consolidated Statements of Income (Loss)

(In thousands, except share and per share data)

	Three Month Period Ended		Twelve Month Period Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

	(unaudited)		(unaudited)
Net sales	$152,945	$158,160	$541,453	$480,154
Cost of sales	116,758	110,373	399,581	351,874
Gross profit	36,187	47,787	141,872	128,280

Selling, general, and administrative expense	19,356	17,182	78,844	64,617
Impairment charges	1,211	-	1,211	127,872
Intangibles amortization	2,630	2,717	10,682	10,931

Income (loss) from operations	12,990	27,888	51,135	(75,140)

Interest expense, net	(2,325)	(4,529)	(11,839)	(20,238)
Debt modification expense	-	(113)	-	(3,542)
Loss on extinguishment of debt	-	-	(4,936)	-
Other income (expense), net	105	124	228	91
Income (loss) before taxes	10,770	23,370	34,588	(98,829)

Income tax expense (benefit)	1,954	5,208	3,897	(12,276)

Net income (loss)	$8,816	$18,162	$30,691	$(86,553)

Weighted average number of common shares outstanding:
Basic	22,980,951	22,857,457	22,954,523	22,846,467
Diluted	22,988,143	22,880,841	22,964,732	22,846,467

Earnings (loss) per share:
Basic earnings (loss) per common share attributable to common shareholders	$0.38	$0.78	$1.31	$(3.81)
Earnings (loss) per common share assuming dilution attributable to common shareholders	$0.37	$0.78	$1.29	$(3.81)
Cash dividends declared and paid per share	$0.29	$0.28	$1.14	$1.12

Douglas Dynamics – Fourth Quarter and Full Year 2021

Douglas Dynamics, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Twelve Month Period Ended
	December 31, 2021	December 31, 2020

	(unaudited)
Operating activities
Net income (loss)	$30,691	$(86,553)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,316	19,737
Debt modification expense	-	267
Loss on extinguishment of debt	4,936	-
Gain on disposal of fixed assets	(220)	-
Amortization of deferred financing costs and debt discount	894	1,364
Stock-based compensation	5,794	2,830
Adjustments on derivatives not designated as hedges	(1,192)	2,854
Provision for losses on accounts receivable	67	1,081
Deferred income taxes	1,618	(19,598)
Impairment charges	1,211	127,872
Non-cash lease expense	1,768	4,182
Earnout liability	-	(2,017)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	12,093	3,038
Inventories	(24,276)	(1,801)
Prepaid assets, refundable income taxes paid and other assets	(1,714)	(3,715)
Accounts payable	10,418	(21)
Accrued expenses and other current liabilities	42	6,577
Benefit obligations and other long-term liabilities	(1,911)	(2,731)
Net cash provided by operating activities	60,535	53,366

Investing activities
Capital expenditures	(11,208)	(14,490)
Net cash used in investing activities	(11,208)	(14,490)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	--	(72)
Payments of financing costs	(1,371)	(1,133)
Borrowings on long-term debt	224,438	270,875
Dividends paid	(26,522)	(25,926)
Repayment of long-term debt	(249,938)	(277,255)
Net cash used in financing activities	(53,393)	(33,511)
Change in cash and cash equivalents	(4,066)	5,365
Cash and cash equivalents at beginning of year	41,030	35,665
Cash and cash equivalents at end of year	$36,964	$41,030

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$34,432	$38,167

Douglas Dynamics – Fourth Quarter and Full Year 2021

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Twelve Months Ended December 31, 2021	Twelve Months Ended December 31, 2020
Work Truck Attachments
Net Sales	$97,715	$82,985	$325,707	$252,838
Adjusted EBITDA	$22,163	$24,005	$77,369	$62,532
Adjusted EBITDA Margin	22.7%	28.9%	23.8%	24.7%

Work Truck Solutions
Net Sales	$55,230	$75,175	$215,746	$227,316
Adjusted EBITDA	$(2,266)	$9,198	$2,167	$12,360
Adjusted EBITDA Margin	-4.1%	12.2%	1.0%	5.4%

Douglas Dynamics, Inc.

Net Income (Loss) to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2021	2020	2021	2020
Net income (loss)	$8,816	$18,162	$30,691	$(86,553)

Interest expense - net	2,325	4,529	11,839	20,238
Income tax expense (benefit)	1,954	5,208	3,897	(12,276)
Depreciation expense	2,451	2,316	9,634	8,806
Intangibles amortization	2,630	2,717	10,682	10,931
EBITDA	18,176	32,932	66,743	(58,854)

Stock-based compensation	(231)	62	5,794	2,830
Impairment charges	1,211	-	1,211	127,872
Debt modification expense	-	113	-	3,542
Loss on extinguishment of debt	-	-	4,936	-
COVID-19 (1)	15	69	82	1,391
Purchase accounting (2)	-	-	-	(2,017)
Other charges (3)	726	27	770	128
Adjusted EBITDA	$19,897	$33,203	$79,536	$74,892

(1)   Reflects incremental costs incurred related to the COVID-19 pandemic for the periods presented.

(2)   Reflects $2,000 reversal of earn-out compensation acquired in conjunction with the acquisition of Dejana in the year ended December 31, 2020. Reflects $17 reversal of earn-out compensation in conjunction with the acquisition of Henderson in the year ended December 31, 2020.

(3)   Reflects severance, restructuring charges, and unrelated legal and consulting fees for the periods presented.

Douglas Dynamics – Fourth Quarter and Full Year 2021

Douglas Dynamics, Inc.

Reconciliation of Net Income (Loss) to Adjusted Net Income (unaudited)

(In thousands, except share and per share data)

	Three month period ended December 31,		Twelve month period ended December 31,
	2021	2020	2021	2020
Net income (loss)	$8,816	$18,162	$30,691	$(86,553)
Adjustments:
Stock based compensation	(231)	62	5,794	2,830
Impairment charges	1,211	-	1,211	127,872
Debt modification expense	-	113	-	3,542
Loss on extinguishment of debt	-	-	4,936	-
COVID-19 (1)	15	69	82	1,391
Purchase accounting (2)	-	-	-	(2,017)
Adjustments on derivative not classified as hedge (3)	(172)	(279)	(1,192)	2,854
Other charges (4)	726	27	770	128
Tax effect on adjustments	(387)	2	(2,900)	(22,200)
Adjusted net income	$9,978	$18,156	$39,392	$27,847

Weighted average basic common shares outstanding	22,980,951	22,857,457	22,954,523	22,846,467
Weighted average common shares outstanding assuming dilution	22,988,143	22,880,841	22,964,732	22,872,032

Adjusted earnings per common share - dilutive	$0.42	$0.78	$1.67	$1.18

GAAP diluted earnings (loss) per share	$0.37	$0.78	$1.29	$(3.81)
Adjustments net of income taxes:

Stock based compensation	(0.01)	-	0.20	0.09
Impairment charges	0.04	-	0.04	4.72
Debt modification expense	-	-	-	0.10
Loss on extinguishment of debt	-	-	0.16
COVID-19 (1)	-	-	-	0.05
Purchase accounting (2)	-	-	-	(0.07)
Adjustments on derivative not classified as hedge (3)	(0.01)	-	(0.04)	0.09
Other charges (4)	0.03	-	0.02	0.01

Adjusted diluted earnings per share	$0.42	$0.78	$1.67	$1.18

(1)   Reflects incremental costs incurred related to the COVID-19 pandemic for the periods presented.

(2)   Reflects $2,000 reversal of earn-out compensation acquired in conjunction with the acquisition of Dejana in the year ended December 31, 2020. Reflects $17 reversal of earn-out compensation in conjunction with the acquisition of Henderson in the year ended December 31, 2020.

(3)   Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.

(4)   Reflects severance, restructuring charges, and unrelated legal and consulting fees for the periods presented.

Douglas Dynamics, Inc.

Free Cash Flow reconciliation (unaudited)

(In thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2021	2020	2021	2020
Net cash provided by operating activities	$80,016	$80,448	$60,535	$53,366
Acquisition of property and equipment	(3,937)	(5,025)	(11,208)	(14,490)
Free cash flow	$76,079	$75,423	$49,327	$38,876